UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Roger L. Hawley as Chief Executive Officer

On April 23, 2015, Roger L. Hawley, the Chief Executive Officer of Zogenix, Inc. (the “Company”), announced his resignation, effective April 27, 2015. Mr. Hawley will continue to serve as a member of the Company’s board of directors.

In connection with his resignation, the Company and Mr. Hawley entered into a General Release of Claims (the “Release”), pursuant to which (1) the Company will pay Mr. Hawley a lump sum cash payment equal to $500,000, (2) the Company agreed to continue Mr. Hawley’s health benefits for a period of 18 months following his date of termination, and (3) the vesting and/or exercisability of his outstanding unvested stock options was accelerated as to the number of stock awards that would have vested over the 12-month period following his date of termination had Mr. Hawley remained continuously employed by the Company during such period. In addition, in the event of a change in control on or before June 26, 2015, the Company agreed to pay Mr. Hawley an additional lump sum cash payment of $479,466. In the event of a change in control on or before July 27, 2015, the vesting and/or exercisability of Mr. Hawley’s outstanding unvested stock options as of the date of his termination will be automatically accelerated in full on the date of such change in control. The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the Release, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the period ending March 31, 2015.

Appointment of Stephen J. Farr, Ph.D. as Chief Executive Officer

Effective April 27, the Board of Directors of the Company appointed Stephen J. Farr, Ph.D., the Company’s President, to replace Mr. Hawley as the Company’s Chief Executive Officer. Dr. Farr will also continue to serve as President of the Company.

Dr. Farr is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. From May 2006 to August 2006, Dr. Farr also served as our Chief Executive Officer and from August 2006 to March 2013, Dr. Farr also served as our Chief Operating Officer. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. in Pharmaceutics from the University of Wales.

In connection with his appointment as Chief Executive Officer, effective April 27, 2015, the Company entered into an amended and restated employment agreement (the “Restated Farr Agreement”) with Dr. Farr. Pursuant to the Restated Farr Agreement, Dr. Farr’s annual base salary was increased to $450,000, and his target annual bonus was increased to 60% of his annual base salary.

The Company’s Annual Incentive Plan was also amended to reflect the increase in Dr. Farr’s target annual bonus.

The foregoing descriptions of the Restated Farr Agreement and the restated Annual Incentive Plan do not purport to be complete and are qualified in their entirety by reference to the Restated Farr Agreement and the restated Annual Incentive Plan, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the period ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: April 27, 2015	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary